Exhibit 10.81
SELECT MEDICAL HOLDINGS CORPORATION
LONG-TERM CASH INCENTIVE PLAN
(As Amended — September 2005)
     1. Purpose. The purpose of the Select Medical Holdings Corporation Long-Term Cash Incentive Plan is to:
     (a) attract and retain key employees of the Company and its Subsidiaries;
     (b) motivate participating key employees, by means of appropriate cash incentives, to achieve long-range goals;
     (c) provide incentive compensation opportunities which are competitive with those of other major corporations in the Company’s peer group; and
     (d) further align the interests of participating key employees with those of the Company’s stockholders through cash compensation alternatives based on the future value of the Company’s stock;
and thereby promote the long-term financial interest of the Company and its Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term stockholder return.
     2. Plan Benefits.
     (a) If the Cumulative Value of a Strip of Company Securities, valued at the earlier to occur of a Qualified IPO or Change of Control, exceeds the greater of (i) the IRR Hurdle or (ii) the Price Hurdle, each Participant shall be entitled to receive a cash payment equal to the Final Bonus Payment in respect of each of his then vested Units.
     (b) Upon a Preferred Stock Liquidity Event, each Participant shall be entitled to receive without duplication a cash payment equal to the Preferred Stock Liquidity Payment in respect of each of his then vested Units.
     (c) Except as the Committee otherwise provides in a Participant’s Unit Award Agreement,
     (i) a Participant will forfeit all of his Units for no consideration upon the termination of the Participant’s employment with the Company or its Subsidiaries other than due to the Participant’s death or Disability, and
     (ii) upon the termination of the Participant’s employment due to the Participant’s death or Disability: (1) the Participant (or his estate, in the case of death) shall remain entitled to the benefits of this Plan in respect of 50% his Units and (2) all remaining Units, if any, shall be forfeited.

     3. Effective Date; Term; Tax Matters.
     (a) The Plan has been unanimously approved by a majority of the stockholders of the Company and shall be effective as of the Effective Time.
     (b) If any amount payable to a Participant under the Plan would be subject to any income or penalty tax prior to such Participant’s receipt of the Final Bonus Payment or Preferred Stock Special Dividend Payment, as the case may be, by reason of the application of Section 409A of the Code or regulations promulgated thereunder, the Company shall take such reasonable steps as the Company may determine to be necessary or desirable, with the consent of the affected Participant, to ensure that such amounts are not subject to such income or penalty tax; provided, that the Company shall not be required to take any action pursuant to this Section 3(b) if the Company determines that such action would adversely effect the Company.
     4. Administration. The Plan shall be administered by the Committee. If for any reason there is no Committee, the duties of the Committee shall be performed by the Board. Subject to the provisions of the Plan, the Committee shall have authority, in its sole discretion, to select Participants to receive awards of Units, to determine the time or times of receipt and to determine the number of Units covered by the awards. The Committee is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, to modify such agreements, and to make all other determinations that may be necessary or advisable for the administration of the Plan. Decisions of the Committee (including decisions regarding the interpretation and application of the Plan) shall be binding on the Company and on all Participants and other interested parties. The Committee shall hold its meetings at such times and places as it deems advisable. A majority of the Committee shall constitute a quorum for a meeting. All determinations of the Committee shall be made by a majority of its members attending the meeting. Furthermore, any decision or determination reduced to writing and signed by all of the members of the Committee shall be as effective as if it had been made by a majority vote at a meeting properly called and held.
     5. Participation.
     (a) Subject to the terms and conditions of the Plan, the Committee shall from time to time determine and designate, in its sole discretion, the employees of the Company or its Subsidiaries who will participate in the Plan. The number of Units awarded as of the effective date of the Plan is set forth on Schedule I hereto. Schedule I may be amended from time to time by the Committee to reflect new grants by the Committee, forfeitures, cancellation, and any other changes that effect the number of Units then outstanding. In the discretion of the Committee, a Participant may be awarded Units, and more than one award of Units may be granted to a Participant. Except as otherwise agreed to by the Company and the Participant, any award under the Plan shall not affect any previous award to the Participant under the Plan or any other plan maintained by the Company or its Subsidiaries.

     (b) Notwithstanding the provisions set forth in Section 5(a) above, if within the 30-day period prior to the consummation of a Qualified IPO or Change of Control, any of the Units remain unawarded or any of the Units are held in treasury for re-granting pursuant to Section 6 below, then Rocco A. Ortenzio and Robert A. Ortenzio, so long as they are employed by the Company, may award such ungranted Units to employees of the Company other than themselves; it being undertsood that if only one of Rocco A. Ortenzio or Robert A. Ortenzio continues to be employed by the Company then such award may be made individually by the continuing employee.
     6. Units. Subject to the provisions of Section 16, the number of Units available under the Plan for awards shall not exceed 100,000. If any award under the Plan or any portion of an award shall terminate or be forfeited or cancelled, such Units shall be deemed outstanding and held in treasury by the Company and again be available for future awards, if any, under the Plan, subject to the foregoing limit.
     7. Withholding of Taxes. All awards and payments under the Plan are subject to withholding of all applicable taxes. The Company shall have the right to deduct from all amounts paid in cash under the Plan any taxes required by law to be withheld with respect to such cash payments as determined by the Committee in its sole discretion.
     8. Transferability. Except to the extent provided in a Participant’s Unit Award Agreement, units awarded under the Plan are not transferable, except as designated by the Participant by last will and testament or by the laws of descent and distribution.
     9. Employee Status. The Plan does not constitute a contract of employment or for services, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Subsidiary.
     10. Agreement With Company. At the time of any awards under the Plan, the Committee will require a Participant to enter into an agreement with the Company in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. In the event of any inconsistency or conflict between the terms of the Plan and the agreement, the terms of the Plan shall govern, unless a Participant’s Unit Award Agreement provides otherwise in which case the Unit Award Agreement shall govern. For the avoidance of doubt, it is understood that such agreement between the Participant and the Company shall be subordinate and subject to the terms of the covenants contained in the indentures, credit agreements or other instruments relating to the indebtedness of the Company and Select Medical Corporation in effect on February 24, 2005, as the same may be amended.
     11. No Funds Established. It is not intended that awards under the Plan be set aside in a trust which would qualify as an employee’s trust within the meaning of Sections 401 or 402 of the Code, or in any other type of trust, fund, or separate account. The rights of any Participant and any person claiming under such Participant shall not rise above or exceed those of an unsecured creditor of the Company.
     12. Assignment. Except as contemplated by Section 8, no right or benefit under the

Plan shall be subject to alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the person entitled to such benefits.
     13. Gender, Tense and Headings. Whenever the context requires such, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Headings as used herein are inserted solely for convenience and reference and constitute no part of the construction of the Plan.
     14. Tax Consequences. Neither the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.
     15. Severability. In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.
     16. Amendment and Termination of Plan. The Board may at any time and in any way amend, suspend or terminate the Plan. Notwithstanding the foregoing, no amendment, suspension or termination of the Plan shall alter adversely or impair any Units previously awarded under the Plan without the consent of the holder thereof.
     17. Definitions. The following definitions are applicable to the Plan.
     (a) “Accreted Value” has the meaning provided for such term in the Company’s Amended and Restated Certificate of Incorporation.
     (b) “Applicable Percentage” means the quotient expressed as a percentage of (x) the amount of Accreted Value paid at a Preferred Stock Liquidation Event plus the amount of Accreted Value, if any, paid at all prior Preferred Stock Liquidity Events, divided by (y) the Accreted Value at the time of determination plus the amount of Accreted Value paid at all prior Liquidity Events.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Change of Control” has the meaning provided for such term in the Company’s Amended and Restated Certificate of Incorporation.
     (e) “Code” means the Internal Revenue Code of 1986, as amended.
     (f) “Committee” means the compensation committee of the Board (or, if there is no such committee, the Board committee performing equivalent functions). The Board shall have the power to fill vacancies on the Committee arising by resignation, death, removal or otherwise.
     (g) “Common Stock” means the Company’s Common Stock, par value $0.001 per share.
     (h) “Company” means Select Medical Holdings Corporation, a Delaware corporation.
     (i) “Cumulative Value” means the value of a Strip of Company Securities upon and after giving effect to a Qualified IPO or a Change of Control. For purposes of determining Cumulative Value, (x) the value of a share of Common Stock will be determined by reference to the price at which a share of Common Stock is sold to the public in the Qualified IPO or valued in the Change of Control transaction, as applicable, (y) the value of a share of Preferred Stock shall be the Accreted Value thereof plus the sum of all amounts previously declared and paid in respect of such share as Special Dividends, and (z) the issuance of shares of Common Stock in respect of the Conversion Constant (as defined in the Company’s Amended and Restated Certificate of Incorporation) upon a Qualified IPO or Change of Control shall be included for purposes of determining the Cumulative Value but shall not be included for purposes of calculating the Preferred Stock Liquidity Payment. It is understood that the calculation of Cumulative Value shall be adjusted as appropriate for stock splits, combinations and other reclassifications
     (j) “Disability” shall mean the inability of a Participant to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than one hundred eighty (180) days. The Committee shall determine in its reasonable discretion whether a Participant has incurred a Disability for purposes of the Plan.
     (k) “Effective Time” means February 24, 2005.
     (l) “Final Bonus Payment” means, an amount equal to (i) $50,000,000 (ii) divided by 100,000.
     (m) “IRR Hurdle” means the value required for a Strip of Company Securities to yield a 25% average annual percentage return, compounded annually from the Effective Time to the date of a Qualified IPO or Change of Control, as applicable.
     (n) “Participant” means any employee of the Company or a Subsidiary to whom the Committee awards Units under the Plan.
     (o) “Plan” means this Long-Term Cash Incentive Plan.
     (p) “Preferred Stock” means the Company’s Participating Preferred Stock, par value $0.001 per share.
     (q) “Preferred Stock Liquidity Event” means any time the Company pays a Special Dividend in respect of the Preferred Stock or redeems, in whole or in part, outstanding shares of Preferred Stock. For the avoidance of doubt, the mere conversion of Preferred Stock to Common Stock at the time of a Qualified IPO without such shares being redeemed or sold in the Qualified IPO shall not be a Preferred Stock Liquidity Event; provided, however, within the first year after a Qualified IPO, the redemption or sale of any outstanding Preferred Stock shall constitute a Preferred Stock Liquidity Event.
     (r) “Preferred Stock Liquidity Payment” means an amount equal to (i) (x) the product of the Applicable Percentage times $50,000,000, minus (y) the aggregate Preferred Stock Liquidity Payments paid on Prior Preferred Stock Liquidity Events, divided by (ii) 100,000.
     (s) “Price Hurdle” means $67.25, which is two times the initial value of a Strip of Company Securities.
     (t) “Qualified IPO” has the meaning provided for such term in the Company’s Amended and Restated Certificate of Incorporation.
     (u) “Select Medical” means Select Medical Corporation, a Delaware corporation.
     (v) “Special Dividend” has the meaning provided for such term in the Company’s Amended and Restated Certificate of Incorporation.
     (w) “Strip of Company Securities” means a unit consisting of (i) 1 share of Preferred Stock and (ii) 6.75 shares of Common Stock, which had an initial value of $33.625 as of the Effective Time.
     (x) “Subsidiary” means, during any period, any corporation or other entity of which 50% or more of the total combined voting power of all classes of stock (or other equity interests in the case of an entity other than a corporation) entitled to vote is owned, directly or indirectly, by the Company.
     (y) “Unit” means a unit of participation in the Plan.
     (z) “Unit Award Agreement” means an award agreement evidencing the grant of Units to a Participant.